Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by SandRidge Mississippian Trust I (the “Trust”) of our name and to the inclusion of information taken from the reports listed below in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (“SEC”) on or about March 14, 2019, including any amendments thereto:

December 31, 2018, SandRidge Mississippian Trust I Interest in Certain Properties located in Oklahoma — SEC Price Case
December 31, 2017, SandRidge Mississippian Trust I Interest in Certain Properties located in Oklahoma — SEC Price Case
December 31, 2016, SandRidge Mississippian Trust I Interest in Certain Properties located in Oklahoma — SEC Price Case

CAWLEY, GILLESPIE & ASSOCIATES, INC.

By:	/s/ J. Zane Meekins
J. Zane Meekins
Executive Vice President

Fort Worth, Texas
March 14, 2019